Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 21, 2007

8YR NC 1YR Callable Fixed Rate Note
Final Terms and Conditions


Issuer:		Toyota Motor Credit Corporation

Issue Type:	US MTN

Principal Amount:	USD 10,000,000 (may be increased prior to Issue
Date)

CUSIP:	89233PN36

Trade Date:	November 21, 2007

Issue Date:	December 10, 2007

Maturity Date:	December 10, 2015, subject to Issuer's Call Option

Issue Price:	100.0%

Re-Offer Price:	100.0%

Interest Rate:	5.31%

Interest Payment Dates:	Semi-annually on each June 10 and December 10,
commencing June 10, 2008 and ending on the Maturity Date, subject to Issuer's Call Option

Issuer's Call Option:	The Issuer has the right on every Interest
Payment Date commencing on December 10, 2008, provided that the Issuer gives 10 Calendar Days notice to the investor, to call the notes in whole, but not in part, at par (par being 100.0%). All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter:	Lehman Brothers Inc.

Business Days	New York

Denomination:	US$ 100,000 by 1,000

Day Count:	30/360, Following Business Day, unadjusted


The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

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